Exhibit 32.2

CERTIFICATIONS BY THE CHIEF FINANCIAL OFFICER

PURSUANT TO 18 U.S.C. SECTION 1350

In connection with the Quarterly Report of Education Management Corporation (the “Company”) for the fiscal quarter ended September 30, 2011 on the date hereof (the “Report”), I, Edward H. West., President and Chief Financial Officer of the Company, hereby certify in such capacity, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company for the periods reflected therein.

Date: November 7, 2011

By:	/S/ EDWARD H. WEST
Edward H. West President and Chief Financial Officer